EXHIBIT 99.1

Parker Drilling Reports 2015 First Quarter Results

HOUSTON, May 5, 2015 - Parker Drilling Company (NYSE-PKD), an international provider of drilling services and rental tools to the energy industry, today reported results for the quarter ended March 31, 2015, including net income of $3.2 million, or $0.03 per diluted share, on revenues of $204.1 million.  First quarter adjusted EBITDA was $53.4 million, compared with $65.2 million for the preceding quarter.
"In the 2015 first quarter, while we experienced significant declines in our U.S. markets for rental tools and barge drilling services, we increased our international and Alaska drilling fleet utilization, and benefited from growth in our international O&M (operations and maintenance) and project services," said Gary Rich, chairman, president and chief executive officer. "Our results also reflect the impact of cost reductions throughout the business.
"Solid cash flow from operations throughout the quarter allowed us to reduce debt by $30 million and close the quarter with a strong cash position. During the quarter we also increased the capacity of our revolving credit facility and extended its maturity.
"We achieved good operating results and a solid financial condition by maintaining our clear focus on lowering our cost base, sustaining our utilization, managing our cash and liquidity, and preserving our ability to respond when conditions improve. We reacted quickly and decisively to the severe downturn in drilling activity that first impacted U.S. drilling markets and has begun to affect international markets. We are prepared to make further adjustments to our business to address changing market conditions and take advantage of opportunities as they occur."
Outlook
"We believe overall energy market conditions will remain weak. We expect our Rental Tools Services business to continue to be impacted by the severe downturn in U.S. land and shallow water offshore drilling markets, with lower utilization and continued price pressure. This may be moderated by improvements in our international rental tools operations. Similarly, we expect our Drilling Services business to continue to be impacted by the sharp decline in U.S. lower 48 drilling activity, tempered by more resilient activity in our International & Alaska Drilling segment, particularly international O&M services and drilling operations in Alaska," Mr. Rich added.
First Quarter Review
Parker Drilling's revenues for the 2015 first quarter, compared with the 2014 fourth quarter, declined 16 percent to $204.1 million from $243.2 million, operating gross margin excluding depreciation and amortization expense (gross margin) declined 14 percent to $64.8 million from $75.2 million and gross margin as a percentage of revenues was 31.8 percent, compared with 30.9 percent for the prior period.
For the Company’s Drilling Services business, revenues declined 15 percent to $128.0 million from $150.8 million, gross margin declined 1 percent to $35.5 million from $35.9 million, and gross margin as a percentage of revenues was 27.7 percent, compared with 23.8 percent for the prior period.  The decrease in revenues is primarily due to the sharp decline in barge drilling activity in the U.S. Gulf of Mexico inland water drilling market and a decrease in revenues from reimbursable expenses.

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U.S. (Lower 48) Drilling revenues were $14.1 million and gross margin was $0.1 million. Both revenues and gross margin were below 2014 fourth quarter levels, primarily due to lower utilization and average dayrate for our barge drilling rig fleet in the U.S. Gulf of Mexico.

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International & Alaska Drilling revenues were $113.9 million, gross margin was $35.4 million, and gross margin as a percentage of revenues was 31.1 percent.  Compared with the 2014 fourth quarter, revenues decreased 4 percent and gross margin increased 41 percent. The decline in revenues was primarily due to a decrease in revenues from reimbursable expenses. The increase in gross margin reflects a greater contribution from O&M and project activities, the benefit of early termination and demobilization fees, and operating expense reductions.

Rental Tools Services revenues were $76.1 million, gross margin was $29.3 million and gross margin as a percentage of revenues was 38.5 percent. Compared with the 2014 fourth quarter, revenues decreased 18 percent and gross margin decreased 25 percent. Reduced revenues and gross margin were primarily due to the continued decline in U.S. land and shallow water offshore drilling activity and the resulting lower demand and stiff price competition for U.S. rental tools services, as well as softer demand in international rental tools markets. This was partially offset by lower operating costs.
General and Administrative Expense increased to $10.8 million for the 2015 first quarter, from $9.7 million for the 2014 fourth quarter. The increased expense is primarily due to a one-time gain in the 2014 fourth quarter from a change in our employee benefit program and incremental expenses in the 2015 first quarter associated with implementation of our new ERP system.
Capital expenditures year-to-date through March 31, 2015 were $33.5 million.

“In current market conditions, we believe customers will value, more than ever, our focus on operational execution and on providing innovative, reliable and efficient solutions that help them safely manage their costs and mitigate their risks. We believe we are in sound condition, prepared to meet the challenges ahead and capture opportunities that arise,” concluded Mr. Rich.
Conference Call
Parker Drilling has scheduled a conference call for 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Wednesday, May 6, 2015, to review reported results.  The call will be available by telephone at (888) 523-1228, access code 5566922.  The call can also be accessed through the Investor Relations section of the Company's website.  A replay of the call can be accessed on the Company's website for 12 months or by telephone for 1 week from May 6, 2015 at (888) 203-1112, using the access code 5566922#.
Cautionary Statement
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rental tools utilization and rig utilization and dayrates; the results of past capital expenditures; scheduled start-ups of rigs; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company's rigs, rental tools operations and projects under management; future capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset purchases and sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs or rental equipment for operation; the Company's financial position; changes in utilization or market share; outcomes of legal proceedings; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions, fluctuations in oil and natural gas prices, compliance with existing laws and changes in laws or government regulations, the failure to realize the benefits of, and other risks relating to, acquisitions, the risk of cost overruns, our ability to refinance our debt and other important factors, many of which could adversely affect market conditions, demand for our services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see "Risk Factors" in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Company Description
Parker Drilling (NYSE: PKD) provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker Drilling-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets.  More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

CONTACT: Investor Relations, Jason Geach, Vice President, Investor Relations & Corporate Development, (281) 406-2310, jason.geach@parkerdrilling.com; or Media Relations, Stephanie Dixon, Manager, Marketing & Corporate Communications, (281) 406-2212, stephanie.dixon@parkerdrilling.com.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets
(Dollars in Thousands, Except Per Share Data)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$113,199	$108,456
Accounts and Notes Receivable, Net	279,420	270,952
Rig Materials and Supplies	50,336	47,943
Deferred Costs	6,432	5,673
Deferred Income Taxes	5,648	7,476
Other Current Assets	28,218	29,279
TOTAL CURRENT ASSETS	483,253	469,779

PROPERTY, PLANT AND EQUIPMENT, NET	885,233	895,940

OTHER ASSETS
Deferred Income Taxes	135,820	122,689
Other Assets	36,009	32,251
TOTAL OTHER ASSETS	171,829	154,940

TOTAL ASSETS	$1,540,315	$1,520,659

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$10,000
Accounts Payable and Accrued Liabilities	209,399	168,665
TOTAL CURRENT LIABILITIES	209,399	178,665

LONG-TERM DEBT	585,000	605,000

LONG-TERM DEFERRED TAX LIABILITY	58,312	52,115

OTHER LONG-TERM LIABILITIES	18,559	18,665

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	664,868	662,431
Noncontrolling interest	4,177	3,783
TOTAL EQUITY	669,045	666,214

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,540,315	$1,520,659

Current Ratio	2.31	2.63

Total Debt as a Percent of Capitalization	47%	48%

Book Value Per Common Share	$5.43	$5.43

PARKER DRILLING COMPANY
Consolidated Statement Of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)
			Three Months Ended December 31,
	Three Months Ended March 31,
	2015	2014	2014

REVENUES	$204,076	$229,225	$243,213

EXPENSES:
Operating Expenses	139,270	166,025	167,990
Depreciation and Amortization	40,539	34,337	38,455
	179,809	200,362	206,445
TOTAL OPERATING GROSS MARGIN	24,267	28,863	36,768

General and Administrative Expense	(10,837)	(8,964)	(9,675)
Gain (Loss) on Disposition of Assets, Net	2,441	(129)	621
TOTAL OPERATING INCOME	15,871	19,770	27,714

OTHER INCOME AND (EXPENSE):
Interest Expense	(11,078)	(12,039)	(10,779)
Interest Income	183	32	39
Loss on extinguishment of debt	—	(29,673)	—
Other	(1,380)	895	1,148
TOTAL OTHER EXPENSE	(12,275)	(40,785)	(9,592)

INCOME (LOSS) BEFORE INCOME TAXES	3,596	(21,015)	18,122

INCOME TAX EXPENSE (BENEFIT)	(182)	(8,623)	9,983

NET INCOME (LOSS)	3,778	(12,392)	8,139
Less: net income attributable to noncontrolling interest	556	157	386
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$3,222	$(12,549)	$7,753

EARNINGS PER SHARE - BASIC
Net Income (loss)	$0.03	$(0.10)	$0.06

EARNINGS PER SHARE - DILUTED
Net Income (loss)	$0.03	$(0.10)	$0.06

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	121,887,072	120,368,650	121,755,421
Diluted	123,708,623	120,368,650	123,295,412

PARKER DRILLING COMPANY
Selected Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014

REVENUES:
U.S. (Lower 48) Drilling	$14,097	$35,787	$32,124
International & Alaska Drilling	113,921	112,932	118,711
Rental Tools	76,058	80,506	92,378
Total Revenues	$204,076	$229,225	$243,213

OPERATING EXPENSES:
U.S. (Lower 48) Drilling	$13,982	$22,995	$21,369
International & Alaska Drilling	78,529	91,275	93,563
Rental Tools	46,759	51,755	53,058
Total Operating Expenses	$139,270	$166,025	$167,990

OPERATING GROSS MARGIN:
U.S. (Lower 48) Drilling	$115	$12,792	$10,755
International & Alaska Drilling	35,392	21,657	25,148
Rental Tools	29,299	28,751	39,320
Depreciation and Amortization	(40,539)	(34,337)	(38,455)
Total Operating Gross Margin	$24,267	$28,863	$36,768

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Net Income (Loss) Attributable to Controlling Interest	$3,222	$7,753	$12,566	$15,681	$(12,549)
Adjustments:
Income Tax (Benefit) Expense	(182)	9,983	11,014	11,702	(8,623)
Interest Expense	11,078	10,779	10,848	10,599	12,039
Other Income and Expense	1,197	(1,187)	500	(641)	28,746
(Gain) Loss on Disposition of Assets, Net	(2,441)	(621)	457	(1,019)	129
Depreciation and Amortization	40,539	38,455	36,149	36,180	34,337

Adjusted EBITDA*	53,413	65,162	71,534	72,502	54,079

Adjustments:
Non-routine Items	—	—	(1,250)	(1,500)	—

Adjusted EBITDA after Non-routine Items	$53,413	$65,162	$70,284	$71,002	$54,079

*Adjusted EBITDA, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company's performance.